Exhibit 99.B(12)

Morgan, Lewis & Bockius LLP

1701 Market Street
Philadelphia, PA  19103-2921

Tel.  +1.215.963.5000

Fax: +1.215.963.5001

www.morganlewis.com

April [•], 2018

Board of Trustees

SEI Institutional Managed Trust

One Freedom Valley Drive

Oaks, Pennsylvania 19456

Re:                             Agreement and Plan of Reorganization, dated April [•], 2018 (the “Plan”), adopted by the Board of Trustees of the SEI Institutional Managed Trust, a Massachusetts business trust (the “Trust”) on behalf of the SIMT U.S. Fixed Income Fund (the “Target Fund”) and the SIMT Core Fixed Income Fund (the “Acquiring Fund”).

Ladies and Gentlemen:

This opinion is furnished to you pursuant to paragraph 13 of the Plan. You have requested our opinions as to certain U.S. federal income tax consequences of the reorganization of the Target Fund and the Acquiring Fund that will consist of: (i) the transfer of all of the assets of the Target Fund to the Acquiring Fund in exchange solely for shares of the Acquiring Fund (“Acquiring Fund Shares”), (ii) the assumption by the Acquiring Fund of all of the liabilities of the Target Fund, and (iii) the distribution of the Acquiring Fund Shares to the shareholders of the Target Fund in complete liquidation of the Target Fund, all upon the terms and conditions set forth in the Plan (the foregoing transactions, collectively, are referred to herein as the “Reorganization”).

In rendering our opinions, we have reviewed and relied upon (a) the Plan, (b) certain representations concerning the Reorganization made to us by the Trust, on behalf of the Target Fund and the Acquiring Fund, in a letter dated April [•], 2018 (the “Representation Letter”), (c) all other documents, financial and other reports and corporate minutes that we deemed relevant or appropriate, and (d) such statutes, regulations, rulings and decisions as we deemed material with respect to this opinion.  In our review, we have assumed the genuineness of all signatures, the capacity and authority of each party executing a document to so execute the document, the authenticity and completeness of all documents purporting to be originals

(whether reviewed by us in original or copy form) and the conformity to the originals of all documents purporting to be copies (including electronic copies). We have also assumed that each agreement and other instrument reviewed by us is valid and binding on the party or parties thereto and is enforceable in accordance with its terms, and that there are no contracts, agreements, arrangements, or understandings, either written or oral, that are inconsistent with or that would materially alter the terms of the Plan or the other documents supplied to us.  All terms used herein, unless otherwise defined, are used as defined in the Plan.

For purposes of our opinions, we have assumed (i) that all representations set forth in the in the Representation Letter will be true and correct in all material respects as of the Closing Date (and that any such representations made “to the best knowledge of,” “to the knowledge of,” “in the belief of,” or otherwise similarly qualified, are true and correct in all material respects without any such qualification) and (ii) that the Target Fund and the Acquiring Fund, as of the Closing Date of the Reorganization, each satisfy and, following the Reorganization, the Acquiring Fund will continue to satisfy, the requirements of subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as a regulated investment company (“RIC”).

Based on the foregoing, and provided the Reorganization is carried out in accordance with the laws of the Commonwealth of Massachusetts, the Plan and the Representation Letter, it is our opinion that:

1.              The Reorganization will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code, and the Target Fund and the Acquiring Fund will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

2.              No gain or loss will be recognized by the Target Fund upon the transfer of all of its assets to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of the Target Fund pursuant to Section 361(a) and Section 357(a) of the Code, except for (A) gain or loss that may be recognized on the transfer of “section 1256 contracts” as defined in Section 1256(b) of the Code, (B) gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code, and (C) any other gain or loss that may be required to be recognized upon the transfer of an asset regardless of whether such transfer would otherwise be a non-recognition transaction under the Code.

3.              No gain or loss will be recognized by the Target Fund upon the distribution of Acquiring Fund Shares to shareholders of the Target Fund (in pursuance of the Plan) pursuant to Section 361(c)(1) of the Code.

4.              No gain or loss will be recognized by the Acquiring Fund upon the receipt of all of the assets of the Target Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of the Target Fund pursuant to Section 1032(a) of the Code.

5.              The tax basis of the assets of the Target Fund received by the Acquiring Fund will be the same as the tax basis of such assets to the Target Fund immediately prior to the exchange pursuant to Section 362(b) of the Code, increased by the amount of gain (or decreased by the amount of loss), if any, recognized by the Target Fund upon the exchange.

6.              The holding period of the assets of the Target Fund received by the Acquiring Fund will include the period during which such assets were held by the Target Fund pursuant to Section 1223(2) of the Code other than assets with respect to which gain or loss is required to be recognized.

7.              No gain or loss will be recognized by the shareholders of the Target Fund upon the exchange of their shares of the Target Fund for Acquiring Fund Shares (including fractional shares to which they may be entitled) pursuant to Section 354(a) of the Code.

8.              The aggregate tax basis of Acquiring Fund Shares received by each shareholder of the Target Fund (including fractional shares to which they may be entitled) will be the same as the aggregate tax basis of the Target Fund shares exchanged immediately prior to the Reorganization pursuant to Section 358(a)(1) of the Code.

9.              The holding period of the Acquiring Fund Shares received by the shareholders of the Target Fund (including fractional shares to which they may be entitled) will include the holding period of the Target Fund shares surrendered in exchange therefor, provided that the Target Fund shares were held as a capital asset as of the Closing Date of the Reorganization pursuant to Section 1223(1) of the Code.

10.       The Acquiring Fund will succeed to and take into account, as of the date of the transfer (as defined in Section 1.381(b)-1(b) of the Treasury Regulations), the items of the Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381(b) and (c), 382, 383 and 384 of the Code.

Notwithstanding the foregoing opinions, no opinion is expressed as to the effect of the Reorganization on the Target Fund, Acquiring Fund or any Target Fund shareholder with respect to any asset as to which unrealized gains and losses are required to be recognized for U.S. federal income tax purposes under a mark-to-market system of accounting.

Our opinions are limited solely to the Reorganization.  This opinion letter expresses our views only as to U.S. federal income tax laws in effect as of the date hereof.  It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts.  Accordingly, no assurance can be given that the opinions and analysis expressed herein, if contested, would be sustained by a court.  Our opinion is based upon the Code, the applicable Treasury Regulations promulgated thereunder, the present position of the Internal Revenue Service as set forth in published revenue rulings and revenue procedures, present administrative positions of the Internal Revenue Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively.  We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter.

Our opinions are conditioned upon the performance by the Trust, on behalf of the Acquiring Fund and the Target Fund, of its undertakings in the Plan and the Representation Letter.

Our opinions are being rendered to the Trust on behalf of the Acquiring Fund and the Target Fund, and may be relied upon only by the Trust, its Board of Trustees, the Target Fund, the Acquiring Fund, the shareholders of the Target Fund and the Acquiring Fund, and may not be relied upon by any other person or used for any other purpose without our express written consent.

We hereby consent to the references to our Firm and the discussion of this opinion in the Core Fixed Income Fund’s Registration Statement filed on Form N-14 (the “Registration Statement”) under the Information Statement/Prospectus headings “Material Features of the Agreement” and “Federal Income Tax Consequences.”  In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.  Further, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,